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Ryan Hymel, EVP and Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports Second Quarter 2023 Results

Fairfax, VA, August 3, 2023 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and six months ended June 30, 2023.
Three Months Ended June 30, 2023 Results

▪Net Income was $20.6 million compared to $30.5 million in 2022
▪Adjusted Net Income(1) was $21.0 million compared to $24.9 million in 2022
▪Net Package RevPAR increased 13.6% over 2022 to $312.64, driven by a 16.1% increase in Net Package ADR, partially offset by a 1.6 percentage point decrease in Occupancy
▪Owned Resort EBITDA(1) increased 14.2% versus 2022 to $83.1 million
▪Owned Resort EBITDA Margin(1) increased 1.0 percentage points versus 2022 to 35.3%
▪Adjusted EBITDA(1) increased 16.9% versus 2022 to $72.1 million, inclusive of a $4.3 million benefit from business interruption insurance related to Hurricane Fiona that impacted the Dominican Republic in the second half of 2022
▪Adjusted EBITDA Margin(1) increased 1.4 percentage points versus 2022 to 30.2%
Six Months Ended June 30, 2023 Results

▪Net Income was $63.4 million compared to $73.3 million in 2022
▪Adjusted Net Income(1) was $70.0 million compared to $56.7 million in 2022
▪Net Package RevPAR increased 19.2% over 2022 to $333.84, driven by a 21.8% increase in Net Package ADR, partially offset by a 1.5% percentage point decrease in Occupancy
▪Comparable Net Package RevPAR increased 22.6% over 2022 to $355.71, driven by a 1.6% percentage point increase in Occupancy and a 20.1% increase in Net Package ADR
▪Owned Resort EBITDA(1) increased 20.1% versus 2022 to $192.5 million
▪Owned Resort EBITDA Margin(1) increased 1.0 percentage points versus 2022 to 38.8%
▪Adjusted EBITDA(1) increased 23.1% versus 2022 to $170.6 million, inclusive of a $4.3 million benefit from business interruption insurance related to Hurricane Fiona that impacted the Dominican Republic in the second half of 2022
▪Adjusted EBITDA Margin(1) increased 1.5% percentage points versus 2022 to 33.9%
▪Comparable Adjusted EBITDA(1) increased 29.7% versus 2022 to $175.2 million
▪Comparable Adjusted EBITDA Margin(1) increased 2.3% percentage points versus 2022 to 35.1%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"We continued to execute at a high level during the second quarter, with our legacy portfolio (excluding Jewel Punta Cana and Jewel Palm Beach) growing occupancy, ADR and Owned Resort EBITDA Margins year over year. The fundamental strength was led by performance in our Jamaican segment, as the segment reported record second quarter occupancy and year over year ADR gains of 26%. As a reminder, Jamaica removed COVID-related travel restrictions during the second quarter of 2022, making it the last of our major geographic segments to do so. We remain optimistic about the runway for the recovery in Jamaica given the strength of that market prior to the pandemic and the major infrastructure efforts under way to help further increase tourism.

Our teams in Mexico also delivered another quarter of excellent results on a currency-adjusted basis, though the significant appreciation of the Mexican Peso was a material drag on our reported second quarter results. We remain focused on operational execution and tactical expense control, resulting in 100bps of constant currency Owned Resort EBITDA Margin expansion year over year in the Yucatan segment on mid-single-digit ADR growth. We will continue to adjust costs and drive further savings from our procurement efficiency efforts to lower the ADR gains needed to hold margins as we head into the second half of the year and beyond. In the Dominican Republic, our Hyatt and Hilton properties had another phenomenal quarter but performance in the segment was once again negatively impacted by the two properties we assumed control of earlier this year.

With half of the year behind us and factoring in the recent changes in foreign currency exchange rates, we now expect full-year Adjusted EBITDA to be in the range of $260-275 million, roughly in line with our original expectation at the beginning of the year. On the capital allocation front, we continue to believe our stock presents an attractive value given our strong fundamentals. During the second quarter, we repurchased over 3.7 million shares for $34.2 million."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and six months ended June 30, 2023 and 2022 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change		2023	2022	Change
Occupancy	73.5%	75.1%	(1.6)	pts	72.2%	73.7%	(1.5)	pts
Net Package ADR (1)	$425.52	$366.53	16.1%		$462.67	$379.88	21.8%
Net Package RevPAR	$312.64	$275.33	13.6%		$333.84	$280.14	19.2%
Total Net Revenue (2)	$238,764	$214,089	11.5%		$502,992	$427,314	17.7%
Owned Net Revenue (3)	$235,212	$212,091	10.9%		$496,221	$423,752	17.1%
Owned Resort EBITDA	$83,112	$72,773	14.2%		$192,501	$160,310	20.1%
Owned Resort EBITDA Margin	35.3%	34.3%	1.0	pts	38.8%	37.8%	1.0	pts
Other corporate	$13,940	$12,810	8.8%		$27,495	$24,757	11.1%
The Playa Collection Revenue	$828	$398	108.0%		$1,554	$694	123.9%
Management Fee Revenue	$2,122	$1,343	58.0%		$4,051	$2,400	68.8%
Adjusted EBITDA	$72,122	$61,704	16.9%		$170,611	$138,647	23.1%
Adjusted EBITDA Margin	30.2%	28.8%	1.4	pts	33.9%	32.4%	1.5	pts
Comparable Portfolio (4)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change		2023	2022	Change
Occupancy	73.5%	75.1%	(1.6)	pts	75.0%	73.4%	1.6	pts
Net Package ADR	$425.52	$366.53	16.1%		$474.38	$395.10	20.1%
Net Package RevPAR	$312.64	$275.33	13.6%		$355.71	$290.18	22.6%
Total Net Revenue (2)	$238,764	$214,089	11.5%		$498,455	$411,496	21.1%
Owned Net Revenue (3)	$235,212	$212,091	10.9%		$491,684	$407,934	20.5%
Owned Resort EBITDA	$83,112	$72,773	14.2%		$197,060	$156,688	25.8%
Owned Resort EBITDA Margin	35.3%	34.3%	1.0	pts	40.1%	38.4%	1.7	pts
Other corporate	$13,940	$12,810	8.8%		$27,495	$24,757	11.1%
The Playa Collection Revenue	$828	$398	108.0%		1,554	694	123.9%
Management Fee Revenue	$2,122	$1,343	58.0%		$4,051	$2,400	68.8%
Adjusted EBITDA	$72,122	$61,704	16.9%		$175,170	$135,025	29.7%
Adjusted EBITDA Margin	30.2%	28.8%	1.4	pts	35.1%	32.8%	2.3	pts

(1)For the three and six months ended June 30, 2022, Net Package ADR includes $2.6 million and $5.3 million, respectively, of on-property room upgrade revenue that was reclassified from non-package revenue to package revenue to conform with current period presentation.
(2)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(3)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(4)For the six months ended June 30, 2023, our comparable portfolio excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party.

Balance Sheet

As of June 30, 2023, we held $268.8 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,094.5 million, comprised of our Term Loan due 2029 (the “Term Loan due 2029”). As of June 30, 2023, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
Earnings Call

The Company will host a conference call to discuss its second quarter results on Friday, August 4, 2023 at 8:00 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 5071660. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, August 4, 2023. This replay will run through Friday, August 11, 2023. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 7836389. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of June 30, 2023, Playa owned and/or managed a total portfolio consisting of 26 resorts (9,756 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Jewel Palm Beach, Jewel Punta Cana, Hyatt Zilara Cap Cana and Hyatt Ziva Cap Cana. Playa also manages nine resorts on behalf of third-party owners. Playa’s strategy is to leverage its globally recognized brand partnerships and proprietary in-house direct booking capabilities to capitalize on the growing popularity of the all-inclusive resort model and reach first-time all-inclusive resort consumers in a cost-effective manner. We believe that this strategy should position us to generate attractive returns for our shareholders, build lasting relationships with our guests, and enhance the lives of our associates and the communities in which we operate.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to Net Package Revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three and six months ended June 30, 2023 and 2022, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent we are successful in entering into more management contracts.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and Other revenues. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost Reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income.

The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three and six months ended June 30, 2023 and 2022 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Package Revenue
Comparable Net Package Revenue	$202,678	$178,492	$426,474	$347,899
Non-comparable Net Package Revenue	—	—	3,990	13,323
Net Package Revenue	202,678	178,492	430,464	361,222

Net Non-package Revenue
Comparable Net Non-package Revenue	32,534	33,599	65,210	60,035
Non-comparable Net Non-package Revenue	—	—	547	2,495
Net Non-package Revenue	32,534	33,599	65,757	62,530

Playa Collection Revenue
Comparable Playa Collection Revenue	828	398	1,554	694
Non-Comparable Playa Collection Revenue	—	—	—	—
Total Playa Collection Revenue	828	398	1,554	694

Management Fee Revenue
Comparable Management Fee Revenue	2,122	1,343	4,051	2,400
Non-comparable Management Fee Revenue	—	—	—	—
Management Fee Revenue	2,122	1,343	4,051	2,400

Other Revenues
Comparable Other Revenues	602	257	1,166	468
Non-comparable Other Revenues	—	—	—	—
Other Revenues	602	257	1,166	468

Total Net Revenue
Comparable Total Net Revenue	238,764	214,089	498,455	411,496
Non-comparable Total Net Revenue	—	—	4,537	15,818
Total Net Revenue	238,764	214,089	502,992	427,314
Compulsory tips	6,268	5,098	12,308	9,495
Cost Reimbursements	3,008	2,080	6,542	4,032
Total revenue	$248,040	$221,267	$521,842	$440,841

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)
•Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income
“Adjusted Net Income” represents net income or loss attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.

Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.

Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the six months ended June 30, 2023 excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party.
A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, Comparable Management Fee Revenue and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and six months ended June 30, 2023 and 2022 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$20,633	$30,525	$63,352	$73,272
Interest expense	26,119	12,892	55,785	22,060
Income tax provision	2,832	1,286	7,648	2,900
Depreciation and amortization	19,316	19,628	38,507	39,128
EBITDA	68,900	64,331	165,292	137,360
Other expense (income) (a)	203	(5,756)	(29)	(5,242)
Share-based compensation	3,442	2,910	6,608	6,266
Transaction expense (b)	502	611	1,365	802
Other tax income (c)	—	(240)	—	—
Repairs from hurricanes and tropical storms (d)	(31)	—	(892)	—
(Gain) loss on sale of assets	(2)	9	11	9
Non-service cost components of net periodic cost	(892)	(161)	(1,744)	(548)
Adjusted EBITDA	72,122	61,704	170,611	138,647
Other corporate (e)(f)	13,940	12,810	27,495	24,757
The Playa Collection	(828)	(398)	(1,554)	(694)
Management fees	(2,122)	(1,343)	(4,051)	(2,400)
Owned Resort EBITDA	83,112	72,773	192,501	160,310
Less: Non-comparable Owned Resort EBITDA	—	—	(4,559)	3,622
Comparable Owned Resort EBITDA(g)	$83,112	$72,773	$197,060	$156,688

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax provision or benefit we eliminate from EBITDA.
(d)    Includes significant repair and clean-up expenses incurred from natural events which are not expected to be offset by property damage insurance proceeds. It does not include repair and clean-up costs from natural events that are not considered significant. For the three and six months ended June 30, 2023, represents a decrease in the expected repair and clean-up expenses for the Jewel Punta Cana related to the impact of Hurricane Fiona.
(e)    For the three months ended June 30, 2023 and 2022, represents corporate salaries and benefits of $10.0 million for 2023 and $8.8 million for 2022, professional fees of $1.9 million for 2023 and $2.0 million for 2022, corporate rent and insurance of $0.9 million for 2023 and $1.0 million for 2022, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.1 million for 2023 and $1.0 million for 2022.
(f)    For the six months ended June 30, 2023 and 2022, represents corporate salaries and benefits of $19.7 million for 2023 and $17.1 million for 2022, professional fees of $3.8 million for 2023 and $3.9 million for 2022, corporate rent and insurance of $1.9 million for 2023 and $2.0 million for 2022, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $2.1 million for 2023 and $1.8 million for 2022.
(g)    Our comparable portfolio for the six months ended June 30, 2023 excludes the Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three and six months ended June 30, 2023 and 2022 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$20,633	$30,525	$63,352	$73,272
Reconciling items
Transaction expense	502	611	1,365	802
Change in fair value of interest rate swaps (a)	—	(6,266)	6,335	(17,393)
Repairs from hurricanes and tropical storms	(31)	—	(892)	—
Total reconciling items before tax	471	(5,655)	6,808	(16,591)
Income tax provision for reconciling items	(95)	—	(131)	—
Total reconciling items after tax	376	(5,655)	6,677	(16,591)
Adjusted net income	$21,009	$24,870	$70,029	$56,681

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three and six months ended June 30, 2023 and 2022 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted net income	$21,009	$24,870	$70,029	$56,681

Earnings per share - Diluted	$0.13	$0.18	$0.40	$0.44
Total reconciling items impact per diluted share	—	(0.03)	0.04	(0.10)
Adjusted earnings per share - Diluted	$0.13	$0.15	$0.44	$0.34

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of June 30,	As of December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$268,845	$283,945
Trade and other receivables, net	73,360	62,946
Insurance recoverable	9,750	34,191
Accounts receivable from related parties	8,189	8,806
Inventories	20,426	20,046
Prepayments and other assets	56,896	44,177
Property and equipment, net	1,517,130	1,536,567
Derivative financial instruments	8,850	3,510
Goodwill, net	61,654	61,654
Other intangible assets	6,003	6,556
Deferred tax assets	7,092	7,422
Total assets	$2,038,195	$2,069,820
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$183,270	$231,652
Payables to related parties	13,209	6,852
Income tax payable	554	990
Debt	1,063,210	1,065,453
Other liabilities	32,152	30,685
Deferred tax liabilities	74,997	69,326
Total liabilities	1,367,392	1,404,958
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 169,423,980 shares issued and 150,650,437 shares outstanding as of June 30, 2023 and 168,275,504 shares issued and 158,228,508 shares outstanding as of December 31, 2022)	18,822	18,700
Treasury shares (at cost, 18,773,543 shares as of June 30, 2023 and 10,046,996 shares as of December 31, 2022)	(138,002)	(62,953)
Paid-in capital	1,195,576	1,189,090
Accumulated other comprehensive income (loss)	4,045	(6,985)
Accumulated deficit	(409,638)	(472,990)
Total shareholders’ equity	670,803	664,862
Total liabilities and shareholders’ equity	$2,038,195	$2,069,820

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Package	$208,356	$183,232	$441,924	$370,047
Non-package	33,124	33,957	66,605	63,200
The Playa Collection	828	398	1,554	694
Management fees	2,122	1,343	4,051	2,400
Cost reimbursements	3,008	2,080	6,542	4,032
Other revenues	602	257	1,166	468
Total revenue	248,040	221,267	521,842	440,841
Direct and selling, general and administrative expenses
Direct	132,606	119,125	261,574	225,965
Selling, general and administrative	47,614	41,478	92,741	78,717
Depreciation and amortization	19,316	19,628	38,507	39,128
Reimbursed costs	3,008	2,080	6,542	4,032
(Gain) loss on sale of assets	(2)	9	11	9
Business interruption insurance recoveries	(495)	—	(495)	—
Gain on insurance proceeds	(3,794)	—	(3,794)	—
Direct and selling, general and administrative expenses	198,253	182,320	395,086	347,851
Operating income	49,787	38,947	126,756	92,990
Interest expense	(26,119)	(12,892)	(55,785)	(22,060)
Other (expense) income	(203)	5,756	29	5,242
Net income before tax	23,465	31,811	71,000	76,172
Income tax provision	(2,832)	(1,286)	(7,648)	(2,900)
Net income	$20,633	$30,525	$63,352	$73,272

Earnings per share
Basic	$0.14	$0.18	$0.41	$0.44
Diluted	$0.13	$0.18	$0.40	$0.44
Weighted average number of shares outstanding during the period - Basic	151,955,076	165,894,797	154,619,822	165,819,508
Weighted average number of shares outstanding during the period - Diluted	154,192,223	167,249,294	156,511,568	167,088,771

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of June 30, 2023
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	4.5	$—	—%	$0.8
Term Loan (2)(3)	Jan-29	5.5	1,094.5	9.34%	70.1
Term Loan (Additional $93.3 million)	—	—	—	—%	7.0
Property Loan	—	—	—	—%	7.7
Total debt (4)			$1,094.5	9.34%	$85.6
Less: cash and cash equivalents (5)			(268.8)
Net debt			$825.7

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million and $85.0 million available as of June 30, 2023 and 2022, respectively.
(2)Prior to our debt refinancing in December 2022, we incurred interest based on LIBOR + 275 bps (where LIBOR was subject to a 1.0% floor). Our Term Loan due 2029 incurs interest based on SOFR + 425 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the Term Loan due 2029 was 9.34% as of June 30, 2023.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $29.6 million of unamortized discounts, $7.1 million of unamortized deferred financing costs, and a $5.4 million financing lease obligation as of June 30, 2023.
(5)Represents cash balances on hand as of June 30, 2023.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029 as well as our prior term loans and property loan that were outstanding prior to our 2022 debt refinancing. It also includes call premiums incurred as a result of the repayment of the prior term loan and property loan in December 2022. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended June 30, 2023 and 2022

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	76.7%	75.0%	1.7	pts	$441.82	$415.13	6.4%	$338.95	$311.28	8.9%	$74,891	$69,977	7.0%	$24,327	$25,974	(6.3)%	32.5%	37.1%	(4.6)	pts
Pacific Coast	926	71.8%	75.4%	(3.6)	pts	$543.17	$458.95	18.4%	$389.86	$345.89	12.7%	37,776	33,496	12.8%	14,883	13,910	7.0%	39.4%	41.5%	(2.1)	pts
Dominican Republic	2,644	66.6%	74.5%	(7.9)	pts	$346.62	$298.37	16.2%	$230.90	$222.43	3.8%	65,127	64,860	0.4%	21,979	20,747	5.9%	33.7%	32.0%	1.7	pts
Jamaica	1,428	82.4%	76.2%	6.2	pts	$454.59	$359.51	26.4%	$374.72	$273.99	36.8%	57,418	43,758	31.2%	21,923	12,142	80.6%	38.2%	27.7%	10.5	pts
Total Portfolio	7,124	73.5%	75.1%	(1.6)	pts	$425.52	$366.53	16.1%	$312.64	$275.33	13.6%	$235,212	$212,091	10.9%	$83,112	$72,773	14.2%	35.3%	34.3%	1.0	pts
Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended June 30, 2023 increased $4.9 million, or 7.0%, compared to the three months ended June 30, 2022 and was driven by:
•an increase in Occupancy of 1.7 percentage points driven by higher demand from Mexican and European sourced guests, partially offset by a decrease in guests sourced from the United States;
•an increase in Net Package ADR of 6.4%; and
•a decrease in Net Non-package Revenue of $0.4 million, or 4.5%, compared to the three months ended June 30, 2022. Net Non-package Revenue per sold room decreased 6.8%, primarily from a decrease of $0.4 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room decreased 3.0% due to a decrease in the number of weddings compared to the three months ended June 30, 2022.
•Owned Resort EBITDA for the three months ended June 30, 2023 decreased $1.6 million, or 6.3%, compared to the three months ended June 30, 2022. The decrease was largely due to the appreciation of the Mexican Peso, union negotiated and government mandated wage and benefit increases, and Occupancy-related increases in resort operating expenses compared to the three months ended June 30, 2022.
•Owned Resort EBITDA Margin for the three months ended June 30, 2023 was 32.5%, a decrease of 4.6 percentage points compared to the three months ended June 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 570 basis points due to the appreciation of the Mexican Peso and by 240 basis points from increases in labor and related expenses, which are partially due to union negotiated and government mandated wage and benefit increases compared to the three months ended June 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended June 30, 2023 would have been 38.1%, an increase of 1.0 percentage points compared to the three months ended June 30, 2022.
Pacific Coast
•Owned Net Revenue for the three months ended June 30, 2023 increased $4.3 million, or 12.8%, compared to the three months ended June 30, 2022. The increase was due to the following:
•an increase in Net Package ADR of 18.4%; and
•an increase in Net Non-package Revenue of $0.6 million, or 13.2%, compared to the three months ended June 30, 2022. Net Non-package Revenue per sold room increased 18.9% despite a decrease of $0.3 million due to the expiration of our Extended Stay Program at the end of the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room increased 28.6% compared to the three months ended June 30, 2022 as a result of a higher meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix; partially offset by

•a decrease in Occupancy of 3.6 percentage points, driven by a decrease in guests sourced from the United States.
•Owned Resort EBITDA for the three months ended June 30, 2023 increased $1.0 million, or 7.0%, compared to the three months ended June 30, 2022. Owned Resort EBITDA was negatively impacted by the appreciation of the Mexican Peso and increases in labor and related expenses, which are partially due to union-negotiated and government mandated wage and benefit increases compared to the three months ended June 30, 2022.
•Owned Resort EBITDA Margin for the three months ended June 30, 2023 was 39.4%, a decrease of 2.1 percentage points compared to three months ended June 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 490 basis points due to the appreciation of the Mexican Peso and by 220 basis points from increases in labor and related expenses, which are partially due to union negotiated and government mandated wage and benefit increases compared to the three months ended June 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 44.3%, an increase of 2.8 percentage points compared to the three months ended June 30, 2022.
Dominican Republic
•Owned Net Revenue for the three months ended June 30, 2023 increased $0.3 million, or 0.4%, compared to the three months ended June 30, 2022. The increase was due to the following:
•an increase in Net Package ADR of 16.2% due to a lower mix of sold rooms at Jewel Punta Cana and Jewel Palm Beach, which had significantly lower ADRs compared to the other resorts in this segment during the three months ended June 30, 2023. Excluding these resorts, Net Package ADR increased 18.5%; partially offset by
•a decrease in Occupancy of 7.9 percentage points as a result of reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach due to the transition of management. Excluding these resorts, Occupancy increased 0.8 percentage points; and
•a decrease in Net Non-package Revenue of $1.8 million, or 15.6%, compared to the three months ended June 30, 2022. Net Non-package Revenue per sold room decreased 5.6% compared to the three months ended June 30, 2022. The decrease was primarily due to:
•a decrease in Net Non-package Revenue as a result of reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach during the three months ended June 30, 2023. Excluding these resorts, Net Non-package Revenue increased 6.4%.
•a decrease of $0.4 million due to the expiration of our Extended Stay Program at the end of the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact and the drag from Jewel Punta Cana and Jewel Palm Beach, Net Non-package Revenue per sold room increased 10.4% compared to the three months ended June 30, 2022.
•Owned Resort EBITDA for the three months ended June 30, 2023 increased $1.2 million, or 5.9%, compared to the three months ended June 30, 2022. The increase was primarily due to a $4.3 million benefit from business interruption proceeds and recoverable expenses related to Hurricane Fiona that impacted the Dominican Republic in the second half of 2022, partially offset by lower Occupancy at Jewel Punta Cana and Jewel Palm Beach. Excluding the aforementioned business interruption benefit and the drag from the two Jewel properties, Owned Resort EBITDA for three months ended June 30, 2023 increased 23.0% compared to the three months ended June 30, 2022.
•Owned Resort EBITDA Margin for the three months ended June 30, 2023 was 33.7%, an increase of 1.7 percentage points compared to the three months ended June 30, 2022, due to a favorable impact of 660 basis points from business interruption proceeds and recoverable expenses related to Hurricane Fiona, partially offset by a negative impact of 1,190 basis points due to reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach. Excluding the aforementioned business interruption benefit and the drag from the two Jewel properties, Owned Resort EBITDA Margin for the three months ended June 30, 2023 was 38.1%, an increase of 1.7 percentage points compared to the three months ended June 30, 2022.

Jamaica
•Owned Net Revenue for the three months ended June 30, 2023 increased $13.7 million, or 31.2%, compared to the three months ended June 30, 2022. The increase was due to the following:
•an increase in Occupancy of 6.2 percentage points, driven by increased demand from guests sourced from the United States and Jamaica;
•an increase in Net Package ADR of 26.4%; and
•an increase in Net Non-package Revenue of $0.6 million, or 7.0%, compared to the three months ended June 30, 2022. Net Non-package Revenue per sold room decreased 1.1% due to a decrease of $0.4 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room increased 4.5% compared to the three months ended June 30, 2022.
•Owned Resort EBITDA for the three months ended June 30, 2023 increased $9.8 million, or 80.6%, compared to the three months ended June 30, 2022. The increase was a result of ADR and Occupancy growth that enabled the segment to expand margins and offset pressure on wages and benefit related expenses compared to the three months ended June 30, 2022.
•Owned Resort EBITDA Margin for the three months ended June 30, 2023 increased 10.5 percentage points, or 37.9%, compared to the three months ended June 30, 2022. Owned Resort EBITDA Margin was positively impacted by 90 basis points due to a decline in utilities expenses and energy prices compared to the three months ended June 30, 2022.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Six Months Ended June 30, 2023 and 2022

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	80.3%	73.4%	6.9	pts	$468.96	$425.54	10.2%	$376.37	$312.55	20.4%	$163,639	$138,606	18.1%	$62,263	$55,432	12.3%	38.0%	40.0%	(2.0)	pts
Pacific Coast	926	75.5%	71.0%	4.5	pts	$542.42	$459.39	18.1%	$409.72	$326.26	25.6%	78,291	62,600	25.1%	32,406	26,454	22.5%	41.4%	42.3%	(0.9)	pts
Dominican Republic	2,644	58.9%	75.9%	(17.0)	pts	$408.68	$314.69	29.9%	$240.63	$238.91	0.7%	133,896	134,524	(0.5)%	48,828	49,124	(0.6)%	36.5%	36.5%	—	pts
Jamaica	1,428	82.5%	71.9%	10.6	pts	$477.57	$386.96	23.4%	$393.87	$278.30	41.5%	120,395	88,022	36.8%	49,004	29,300	67.2%	40.7%	33.3%	7.4	pts
Total Portfolio	7,124	72.2%	73.7%	(1.5)	pts	$462.67	$379.88	21.8%	$333.84	$280.14	19.2%	$496,221	$423,752	17.1%	$192,501	$160,310	20.1%	38.8%	37.8%	1.0	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	80.3%	73.4%	6.9	pts	$468.96	$425.54	10.2%	$376.37	$312.55	20.4%	$163,639	$138,606	18.1%	$62,263	$55,432	12.3%	38.0%	40.0%	(2.0)	pts
Pacific Coast	926	75.5%	71.0%	4.5	pts	$542.42	$459.39	18.1%	$409.72	$326.26	25.6%	78,291	62,600	25.1%	32,406	26,454	22.5%	41.4%	42.3%	(0.9)	pts
Dominican Republic	2,144	64.5%	75.5%	(11.0)	pts	$443.95	$344.77	28.8%	$286.47	$260.30	10.1%	129,359	118,706	9.0%	53,387	45,502	17.3%	41.3%	38.3%	3.0	pts
Jamaica	1,428	82.5%	71.9%	10.6	pts	$477.57	$386.96	23.4%	$393.87	$278.30	41.5%	120,395	88,022	36.8%	49,004	29,300	67.2%	40.7%	33.3%	7.4	pts
Total Comparable Portfolio	6,624	75.0%	73.4%	1.6	pts	$474.38	$395.10	20.1%	$355.71	$290.18	22.6%	$491,684	$407,934	20.5%	$197,060	$156,688	25.8%	40.1%	38.4%	1.7	pts
Highlights

Yucatán Peninsula
•Owned Net Revenue for the six months ended June 30, 2023 increased $25.0 million, or 18.1%, compared to the six months ended June 30, 2022. The increase was due to the following:
•an increase in Occupancy of 6.9 percentage points compared to the six months ended June 30, 2022, driven by an increase in guests sourced from Mexico and Canada;
•an increase in Net Package ADR of 10.2%; and
•an increase in Net Non-package Revenue of $0.5 million, or 2.6%, compared to the six months ended June 30, 2022. Net Non-package Revenue per sold room decreased 6.1% due to a decrease of $1.0 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room decreased 0.5% due to a decrease in the number of weddings compared to the six months ended June 30, 2022.
•Owned Resort EBITDA for the six months ended June 30, 2023 increased $6.8 million, or 12.3%, compared to the six months ended June 30, 2022. The increase was a result of leveraging a majority of our direct expenses given the Net Package ADR growth, which was partially offset by the appreciation of the Mexican Peso and increases in labor and related expenses, which are partially due to union negotiated and government mandated wage and benefit increases, and Occupancy-related increases in resort operating expenses compared to the six months ended June 30, 2022.
•Owned Resort EBITDA Margin for the six months ended June 30, 2023 was 38.0%, a decrease of 2.0 percentage points compared to the six months ended June 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 460 basis points due to the appreciation of the Mexican Peso and by 330 basis points from increases in labor and related expenses, which are partially due to union negotiated and government mandated wage and benefit increases compared to the six months ended June 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 42.6%, an increase of 2.6 percentage points compared to the six months ended June 30, 2022.

Pacific Coast
•Owned Net Revenue for the six months ended June 30, 2023 increased $15.7 million, or 25.1%, compared to the six months ended June 30, 2022. The increase was due to the following:
•an increase in Occupancy of 4.5 percentage points compared to the six months ended June 30, 2022, driven by an increase in guests sourced from Mexico;
•an increase in Net Package ADR of 18.1%; and
•an increase in Net Non-package Revenue of $1.7 million, or 21.5%, compared to the six months ended June 30, 2022. Net Non-package Revenue per sold room increased 14.2% despite a decrease of $0.7 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room increased 25.2% compared to the six months ended June 30, 2022 as a result of a higher MICE group contribution to our guest mix.
•Owned Resort EBITDA for the six months ended June 30, 2023 increased $6.0 million, or 22.5%, compared to the six months ended June 30, 2022. Owned Resort EBITDA was negatively impacted by the appreciation of the Mexican Peso and increases in labor and related expenses, which are partially due to union-negotiated and government mandated wage and benefit increases compared to the six months ended June 30, 2022.
•Owned Resort EBITDA Margin for the six months ended June 30, 2023 was 41.4%, a decrease of 0.9 percentage points compared to six months ended June 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 420 basis points due to the appreciation of the Mexican Peso and by 320 basis points from increases in labor and related expenses, which are partially due to union negotiated and government mandated wage and benefit increases compared to the six months ended June 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 45.5%, an increase of 3.2 percentage points compared to the six months ended June 30, 2022.
Dominican Republic
•Comparable Owned Net Revenue for the six months ended June 30, 2023 increased $10.7 million, or 9.0%, compared to the six months ended June 30, 2022. The increase was due to the following:
•an increase in Comparable Net Package ADR of 28.8% due to a lower mix of sold rooms at Jewel Punta Cana, which had significantly lower ADRs compared to the other comparable resorts in the segment during the six months ended June 30, 2023. Excluding this resort, Comparable Net Package ADR increased 19.5%;
•an increase in Comparable Net Non-package Revenue of $0.5 million, or 2.8%, compared to the six months ended June 30, 2022. Comparable Net Non-package Revenue per sold room increased 20.3%, which includes:
•a decrease in Comparable Net Non-package Revenue as a result of reduced Occupancy at Jewel Punta Cana during the six months ended June 30, 2023. Excluding this resort, Net Non-package Revenue increased 21.2%; and
•a decrease of $0.8 million due to the expiration of our Extended Stay Program at the end of the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact and the drag from Jewel Punta Cana, Net Non-package Revenue per sold room increased 23.2% compared to the six months ended June 30, 2022.
•the above increases were partially offset by a decrease in Occupancy of 11.0 percentage points compared to the six months ended June 30, 2022 as a result of reduced Occupancy at Jewel Punta Cana. Excluding this resort, Occupancy increased 3.2 percentage points.
•Comparable Owned Resort EBITDA for the six months ended June 30, 2023 increased $7.9 million, or 17.3%, compared to the six months ended June 30, 2022. The increase was a result of a $4.3 million benefit from business interruption proceeds and recoverable expenses related to Hurricane Fiona that impacted the Dominican Republic in the second half of 2022 and leveraging a majority of our direct expenses given the Net Package ADR growth as compared to the six months ended June 30,

2022, partially offset by lower occupancy at Jewel Punta Cana. Excluding the aforementioned business interruption benefit and the drag from Jewel Punta Cana, Owned Resort EBITDA increased 31.7% compared to the six months ended June 30, 2022.
•Comparable Owned Resort EBITDA Margin for the six months ended June 30, 2023 was 41.3%, an increase of 3.0 percentage points compared to the six months ended June 30, 2022, which includes a favorable impact of 330 basis points from business interruption proceeds and hurricane expense recovery and a negative impact of 570 basis points due to reduced occupancy at Jewel Punta Cana. Excluding the aforementioned business interruption benefit and the drag from Jewel Punta Cana, Owned Resort EBITDA Margin for the six months ended June 30, 2023 was 43.6%, an increase of 2.5 percentage points compared to the six months ended June 30, 2022.
Jamaica
•Owned Net Revenue for the six months ended June 30, 2023 increased $32.4 million, or 36.8%, compared to the six months ended June 30, 2022. The increase was due to the following:
•an increase in Occupancy of 10.6 percentage points compared to the six months ended June 30, 2022, driven by an increase in guests sourced from the United States and Jamaica;
•an increase in Net Package ADR of 23.4%; and
•an increase in Net Non-package Revenue of $2.5 million, or 15.6%, compared to the six months ended June 30, 2022. Net Non-package Revenue per sold room increased 0.8% despite a decrease of $1.0 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue increased 23.1%, representing a 7.4% increase per sold room compared to the six months ended June 30, 2022.
•Owned Resort EBITDA for the six months ended June 30, 2023 increased $19.7 million, or 67.2%, compared to the six months ended June 30, 2022. The increase was a result of Net Package ADR and Occupancy growth that enabled the segment to expand margins and offset pressure on wages and benefit related expenses compared to the six months ended June 30, 2022.
•Owned Resort EBITDA Margin for the six months ended June 30, 2023 increased 7.4 percentage points, or 22.2%, compared to the six months ended June 30, 2022. Owned Resort EBITDA Margin was positively impacted by 40 basis points due to a decline in utilities expenses and energy prices compared to the six months ended June 30, 2022.

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